Exhibit 99.1

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE FILES APPLICATION FOR ADMINISTRATION IN UNITED KINGDOM TO ADVANCE ITS CHAPTER 11 PLAN

•                  Administration process in UK is a necessary part of previously announced restructuring plan

•                  Paragon will continue to operate in normal course during administration

•                  Paragon remains on track to emerge from chapter 11 in July

HOUSTON, May 17, 2017 —Paragon Offshore plc (“Paragon” or the “company”) (OTC: PGNPQ) announced today that the company’s board of directors filed an application with the High Court of Justice, Chancery Division, Companies Court of England and Wales (the “English Court”) for the appointment of two partners of Deloitte LLP to serve as joint administrators of the company (the “Proposed Administrators” and, upon their appointment by the English Court, the “Administrators”) in the United Kingdom under paragraph 12(1)(b) of Schedule B1 to the Insolvency Act 1986 (the “Application”).  A hearing on the Application is expected to be scheduled shortly in London at the English Court.

Paragon’s decision to apply for the appointment of the Proposed Administrators is a necessary component of the consensual plan of reorganization (the “Consensual Plan”) under chapter 11 of the United States Bankruptcy Code that the company announced on May 2, 2017.  Under the Consensual Plan, Paragon’s existing equity will be deemed worthless and the company’s secured creditors and unsecured bondholders will receive equity in a new reorganized parent company.

“We believe that the appointment of administrators is an important positive step forward in Paragon’s restructuring process,” said Dean E. Taylor, Paragon’s President and Chief Executive Officer.  “In connection with their support of the Consensual Plan, which contemplates the appointment of the Proposed Administrators, the ad hoc committee of term lenders, the steering committee of revolving lenders, and our unsecured creditors’ committee each also support the Application. Our Consensual Plan will eliminate more than $2.4 billion of existing debt and allow us to emerge from chapter 11 as a stronger, better positioned company capable of managing the challenges of this difficult environment.  If the Application is approved by the English Court, the next milestone will be our confirmation hearing, scheduled to commence June 7, 2017 in Delaware, following which, if confirmed, we expect to emerge from chapter 11 in July.”

Under administration, Paragon will continue to conduct business in its normal course.  Drilling contracts will continue and vendors and employees will continue to be paid.  The Administrators will assume all powers to manage the affairs of the company; however, Paragon’s existing board has agreed to remain involved in an advisory capacity to the Administrators until the company emerges from chapter 11, and the existing executive management team will remain responsible for the operational management of the Paragon group.

Additional Information

Details of the Consensual Plan can be found in the Current Report on Form 8-K filed by the company with the U.S. Securities and Exchange Commission (the “SEC”) on May 3, 2017.  Additional information will be available on Paragon’s website at www.paragonoffshore.com or by calling Paragon’s Restructuring Hotline at 1-888-369-8935.

The Application is scheduled to be heard by the English Court on May 23, 2017 at the Companies Court, The Rolls Building, 7 Rolls Building, Fetter Lane, London, EC4A 1NL. The hearing of the Application may be adjourned or continued from time to time by the English Court. Further details of the Application (including details of the time set for the hearing of the Application in the English Court, and copies of certain documents filed with the English Court) will be available on the U.K. Administration tab of the company’s chapter 11 website hosted by KCC at www.kccllc.net/paragon.

Weil, Gotshal & Manges LLP is serving as legal counsel to Paragon and Lazard is serving as financial advisor.  Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to the Creditors’ Committee and Ducera Partners LCC is serving as financial advisor.  Simpson Thacher & Bartlett LLP is serving as legal counsel to the Revolver Agent and PJT Partners is serving as financial advisor.  Freshfields Bruckhaus Deringer LLP is serving as legal counsel to the Term Loan Agent and FTI Consulting, Inc. is serving as financial advisor.

Forward-Looking Disclosure Statement

This document contains forward-looking statements. Statements regarding the Consensual Plan, Paragon’s ability to obtain approval of the Consensual Plan, its ability to implement the proposed transaction set forth under the Consensual Plan, contract commitments, approval of the Application, Paragon’s operations under administration, Paragon’s capital structure and competitive position following emergence from bankruptcy, the bankruptcy process including timing and steps, and implications for shareholders, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the company’s restructuring, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s annual report on Form 10-K for the fiscal year ended December 31, 2016, Paragon’s most recently filed report on Form 10-Q, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a leading provider of standard specification offshore drilling services.  Paragon’s operated fleet includes 32 jackups, including two high specification heavy duty/harsh environment jackups, four drillships, and one semisubmersible.  Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors	Lee M. Ahlstrom

& Media:	Senior Vice President & Interim Chief Financial Officer

+1.832.783.4040